UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK HEALTH SCIENCES TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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YOUR Vote Matters BlackRock Health Sciences Term Trust (NYSE: BMEZ) Vote today. YOUR Board is focused on protecting YOUR investment and advancing YOUR interests. Saba is only focused on Saba. Your investment—and the consistent distributions your Fund delivers—are at risk. A dissident activist shareholder, Saba Capital Management L.P. (“Saba”), is attempting to fire BlackRock as fund manager and install hand-picked board nominees loyal to Saba’s own interests. In doing so, Saba seeks to maximize its own returns, to the detriment of yours. BlackRock puts YOU first, and the decisive actions taken by YOUR Board and management team have had a meaningful, positive impact, creating value for all shareholders. The Fund’s nominees are fiduciaries with a Saba’s unqualified nominees track record of putting YOUR interests first are loyal to Saba’s interests, not yours 100% 90+ All nominees have closed- Years of collective relevant 0% end fund experience leadership experience None of Saba’s nominees have any closed-end fund experience 0 Market experts and business History of protecting your leaders from Wall Street to D.C. consistent distributions Nominees have no insights into your Fund’s strategies or operations YOUR Fund’s Board and management have taken impactful actions 0% 12% 8.4% None of Saba’s nominees have any risk management or Yield on NAV1 Total market price return2 compliance experience Outperformance: 8.1%2, 3 $17.7m 27.2% Saba’s nominees are beholden NAV accretion from share Discount to NAV to Saba’s interests, not yours repurchase program2 narrowing4 1 Bloomberg as of 5/20/2024 2 Morningstar/BlackRock data as of 5/24/2024; Returns for time periods greater than 1 year are annualized; Returns on price assume dividends are reinvested 3 Outperformance against benchmark: MSCI Custom ACWI SMID Growth HC Call Overwrite Index 4 Morningstar as of 5/24/2024 ; Discount to NAV narrowing from 12/31/2022 to 5/24/2024

We ask that all shareholders vote on the enclosed WHITE proxy card today to preserve YOUR Fund: “FOR” BlackRock Board nominees “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock ! IMPORTANT: Do not return any gold cards sent to you by Saba How do I vote? Vote online Vote by phone Vote by mail Using the website provided By calling the toll-free By completing and on YOUR enclosed WHITE number on YOUR enclosed returning YOUR enclosed proxy card and following WHITE proxy card and WHITE proxy card in the the simple instructions following the simple postage paid envelope instructions provided Please do NOT send back any proxy card you may receive from Saba If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-4033. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Health Sciences Term Trust (BMEZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. May 2024 | BlackRock Health Sciences Term Trust (BMEZ) Not FDIC Insured • May Lose Value • No Bank Guarantee BMEZ_2024_FL5